Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLICACCOUNTING FIRM

We have issued our report dated March 7, 2006, accompanying the 2005 consolidated financial statements and schedule, and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of NorthStar Realty Finance Corp. and subsidiaries on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of NorthStar Realty Finance Corp. on Form S-8 (File No. 333-120025, effective October 28, 2004).

/s/GRANT THORNTON LLP

New York, New York
March 7, 2006